                                                                    Exhibit 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT ("Agreement"), effective as of this 30th day of October, 1996, by and between CHRISTIE ENTERPRISES, INC. ("Seller"), a corporation organized under the laws of the State of New Jersey, with a principal business in Kenilworth, New Jersey, and CHRISTIE PRODUCTS, INC. ("Buyer"), a corporation organized under the laws of the State of Delaware, with a principal place of business in Waterbury, Connecticut.

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, Seller is in the business of molding and manufacturing plastic and plastic based products, such business being conducted at a manufacturing facility located at 80 Market Street, Kenilworth, New Jersey (the "Facility"); and

         WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, upon the terms and subject to the conditions contained herein, all of Seller's right, title and interest in and to the business and substantially all of the operating assets of Seller, including, without limitation, those listed or described in Section 1.1 of this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration had and received, the parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:

                                   ARTICLE I
                                   ---------
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

         1.1 Assets to be Purchased. Upon the terms and subject to the conditions contained herein, Seller shall sell, transfer and deliver (or cause to be sold, transferred and delivered) to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing (as defined in Section 5.1 hereof) for the consideration hereinafter set forth in Section 2.01(A), the business of Seller and all of Seller's right, title and interest in and to the following assets, wherever situated, by Warranty Bill of Sale, in the form of Exhibit 1.1 attached hereto, except the assets described as Retained Assets in Section 1.2 hereof (such business and assets to be acquired are hereinafter sometimes collectively referred to as the "Acquired Assets") and subject to no liabilities of any nature:

         (a) All machinery, equipment, molds and furniture including those items shown on Exhibit 1.1(a), attached hereto;

         (b) All corporate and business records, customer lists, supplier lists, promotional material and technical data;

         (c) 1985 Ford Series Model R802 with 26' aluminum van body (VIN. 1FDXR8OUOFVZ12260);

         (d) Any trademarks, trade names, logos, copyrights, patents and applications for any of the foregoing and rights therein and all inventions, discoveries, business methods, and trade secrets pertaining to Seller's Business, including those items shown on Exhibit 1.1(d), attached hereto;

         (e) All of the rights under contracts, agreements, options, commitments, understandings, and undertakings, whether oral or written, inclusive of all employment agreements and other such agreements related to the internal affairs of Seller, and all orders, requests, inquiries, and expressions of interest made by or to Seller for the sale or furnishing of inventory, products, goods, services, materials, or supplies ("Contracts"), to which Seller is a party;

         (f) All licenses, permits, approvals, and the like issued to Seller by any governmental entity;

         (g) All leasehold improvements to the Facility; and

         (h) All of the other assets of Seller, including, but not limited to, the business and goodwill as a going concern of Seller, the right to use the corporate name "Christie Enterprises, Inc." and telephone numbers.

         1.2 Retained Assets. Notwithstanding anything contained in Section 1.1 hereof to the contrary, Seller shall not sell, transfer, or deliver, and Buyer shall not purchase or acquire from Seller Finished Good Inventory, Raw Material Inventory, cash or accounts receivable. At the time of closing, Seller shall submit to Buyer a list of its outstanding and uncollected accounts receivable, to be attached hereto as Exhibit 1.2. Buyer shall assume no responsibility to collect Seller's accounts receivable. The parties agree to consult with each other with respect to any accounts receivable as to which there is any customer dispute. After closing, in the event that Buyer receives payment for or on account of any obligation owed to Seller prior to the closing of title, the funds so received shall be accepted in trust for the benefit of Seller and shall be remitted in kind to Seller within twenty-four (24) hours of the receipt of same. This representation shall expressly survive the closing.

         1.3 No Liabilities to be Assumed. Buyer shall not assume any liabilities of Seller, except that it shall be the responsibility of Seller to pay for outstanding trade debt owed by Seller from the proceeds of this sale, in the sum of approximately ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00).

                                   ARTICLE II
                                   ----------
                       PURCHASE PRICE AND RELATED MATTERS
                       ----------------------------------

         2.1 Purchase Price for Acquired Assets. In full consideration for the Acquired Assets, and upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) plus or minus any adjustments pursuant to Section 2.3 of this Agreement (the "Purchase Price").

         2.2 Payment of Purchase Price/Security. The Purchase Price shall be payable to Seller as follows:

         (a) FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), minus any amounts then owed by Seller to DISCAS, INC. for sixty (60) or more days at the time of closing, in cash, certified or good and sufficient check at the time of closing; and

         (b) ONE MILLION DOLLARS ($1,000,000.00) by Buyer's and Discas, Inc.'s Convertible Promissory Note in the form of Exhibit 2.2.1, attached hereto, which Note shall be secured by: (i) a first position security interest in the molds of Seller being purchased by Buyer; and by (ii) a second position security interest in the machinery and equipment of Seller being purchased by Buyer (Exhibit 1.1(a)). The Security Agreement shall be in the form of Exhibit 2.2.2, attached hereto.

         2.3 Adjustments. Personal property taxes, deposits as agreed, and prepaid items as agreed shall be adjusted and paid at the closing.

         2.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in accordance with their relative fair market value as described in a Exhibit to be prepared by the accountants for the parties and attached hereto as Exhibit 2.4.

         Seller and Buyer agree that each will report the purchase and sale of the Acquired Assets in accordance with the allocations set forth in Exhibit 2.4 for all federal, state and local tax purposes. Seller and Buyer also agree to indemnify and hold harmless the other party from and against any and all losses, liabilities, and expenses, including, without limitation, additional income taxes and fees and disbursements of counsel incurred by the indemnified party as a result of the failure of the indemnifying party to so report the purchase and sale of the Acquired Assets.

                                  ARTICLE III
                                  -----------
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller and Frank Criscitiello represent and warrant to Buyer and its Stockholders, that:

         3.1 Organization, Standing, Power and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. Seller has all requisite power and authority to own, lease, and operate the Acquired Assets and to conduct its business as it has been and is now conducted

         3.2 Capital of Seller. Frank Criscitiello, Ann Criscitiello, Gary Criscitiello and Gregory Criscitiello are the sole owners of all of the issued and outstanding capital stock of Seller, all of which stock has been duly authorized and validly issued and is fully paid and non-assessable. Seller has no other equity securities, of any class, issued, reserved for issuance, or outstanding. There are no outstanding options, warrants, agreements, or rights to subscribe for or to purchase, or commitments to issue, equity securities of Seller.

         3.3 Authorization, Execution and Delivery of Agreements. Seller has all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by and constitutes the valid and legally binding obligation of Seller. Upon delivery of the assets to Buyer at the Closing as herein contemplated, Buyer shall have lawful record and good and marketable title to all of the Acquired Assets, free and clear of any material liens, charges, encumbrances, restrictions, or adverse claims.

         3.4 Non-Violation of Laws, Orders and Agreements. The execution and delivery of this Agreement by Seller and the performance of all of its obligations hereunder are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by any of the terms or provisions of the Articles of Incorporation or By-Laws of Seller or of any note, debt instrument, security agreement, or mortgage, or any other contract or agreement, written or oral, to which Seller is a party or by which Seller is bound, and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration. The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder will not, to the best of its knowledge, violate any law, judgment, decree, order, rule, or regulation of any governmental authority or court, whether federal, state, or local, at law or in equity, applicable to Seller and will not result in the creation or imposition of any material lien, possibility of a material lien, encumbrance, equity, restriction, or claim in favor of any third person upon any of the Acquired Assets.

         3.5 Consent and Approvals. To the best of the knowledge of Seller there is no requirement for any consent, approval, or authorization of or filing with any court, governmental authority, or regulatory agency, except the New Jersey Department of Environmental Protection, for the validity of the execution and delivery of this Agreement and the performance by Seller hereof which has not been fulfilled.

         3.6 Absence of Default. Seller is not in default (i) under any of the terms or provisions of any note, debt instrument, security agreement, or mortgage or under any other commitment, contract, agreement, license, lease, or other instrument, whether written or oral, to which Seller is a party or by which Seller or any of its properties or assets is bound or (ii) with the exception of matters contested in good faith by Seller of which Seller has advised Buyer in writing, in the payment of any of its monetary obligations or debts, and there exists no condition or event which, after notice or lapse of time or both, would constitute a default in connection with any of the foregoing.

         3.7 Actions by Seller. Except as disclosed on Exhibit 3.7, attached hereto, since December 31, 1995, Seller has not:

         (a) issued any stocks, bonds, notes, or other corporate securities;

         (b) incurred any liability or obligation other than in the ordinary and normal course of its business;

         (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities in the ordinary and normal course of its business;

         (d) declared or made any payment or distribution to shareholders (including, without limitation, stock splits and stock dividends) or purchased or redeemed any shares;

         (e) mortgaged, pledged, or subjected to lien, charge, or any other encumbrance (except for the lien for current taxes not delinquent) any of its assets, tangible or intangible;

         (f) sold, transferred, assigned, or licensed any of its intangible assets;

         (g) canceled any debts or claims or waived any rights of substantial value;

         (h) entered into any transaction other than in the ordinary and normal course of business except for a reorganization under 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; or

         (i) suffered any material changes in its condition (financial or other), business, net worth, assets, properties, obligations, or liabilities, which in the aggregate or severally have had or may have a material and adverse effect on the business, properties, financial condition, or operations of Seller or suffered any occurrence, circumstance, or combination thereof which might reasonably be expected to result in any material and adverse effect before or after the Closing.

         3.8 Taxes. Seller has accurately prepared in good faith and duly filed with the appropriate federal, state, county and local governmental agencies all income, payroll, sales and use and other tax returns and reports required to be filed by it and paid all taxes as shown to be due thereon and any interest or penalty relative to same.

         3.9 Title to Assets; Qualifications Needed. The Acquired Assets constitute all the personal property, tangible and intangible (other than finished goods inventory, raw material inventory, cash and accounts receivable), necessary for the conduct by Seller of its business. To the best of the knowledge of Seller, all of the Acquired Assets in regular use by Seller are in good operational condition, free from any material defects. Seller has lawful record and good and marketable title to all of the Acquired Assets, free and clear of any material liens, charges, encumbrances, restrictions, or adverse claims.

         3.10 Intellectual Property. Seller uses no patents, trademarks, trade names, trade secrets, logos, or copyrights, except as set forth on Exhibit 1.1(d). Seller owns or possesses adequate rights to use all proprietary information used in its business, and the same are sufficient to conduct its business as now conducted. Seller is not required to pay any royalty, license fee, or similar type of compensation in connection with the conduct of its business as it is now or heretofore has been conducted. No one has asserted that Seller's operations infringe, and to the best of the knowledge of Seller, Seller's operations do not infringe, on the patents, patent applications, trademarks, trade secrets, formulae, or other rights of anyone.

         3.11 Real Estate. To the best of the knowledge of Seller, none of the operations of Seller at the Facility violates (i) any applicable zoning classifications or pollution control ordinances or statutes relating to the particular property or to such operation, except as disclosed in Exhibit 3.11, attached hereto, or (ii) any other laws, regulations, or orders applicable to the operation of the business of Seller.

         3.12 Employee Benefit Plans. Except for those listed in Exhibit 3.12, attached hereto ("Plans"), Seller does not have an employee benefit plan, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor does it have any other welfare or deferred compensation plan or arrangement, formal or informal, covering any employee or former employee.

         3.13 Contracts. Seller has no Contracts or Purchase Orders which have been made other than in the ordinary course of business and which are cancelable by Seller in thirty (30) days or less or which involve a consideration of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) or more, except as shown on Exhibit 3.13, attached hereto.

         3.14 Certificate of Incorporation and By-Laws. Buyer has received a Certificate of Good Standing issued by the State of New Jersey and has examined the By-Laws and Certificate of Incorporation of Seller and is satisfied therewith.

         3.15 Litigation; Product Liability. There is no litigation, suit, proceeding, action, claim, or investigation, at law or in equity, pending, or, to the best of the knowledge of Seller, threatened, against or affecting Seller or involving any of its properties, assets, or capital stock before any court, agency, or authority, and there are no facts known to Seller that might result in such litigation, suit, proceeding, claim or investigation. Seller is not subject to nor in default with respect to any notice, order, writ, injunction, or decree of any court, agency or authority.

         3.16 Compliance with Laws, Regulations and Orders. To the best of the knowledge of Seller, Seller is not in default under and has complied (and presently is in compliance) with all laws, regulations, rules, orders, judgments, decrees, and other requirements imposed by any governmental authority or court applicable to Seller or any of its operations, properties, or assets, including, without limitation, laws, regulations and orders relating to health, deferred compensation benefits, equal employment or safety of employees or to pollution of the atmosphere and rivers, streams and lakes, and Seller has received no notice of any alleged violation thereof.

         3.17 Insurance Policies. Seller has in full force and effect, with all premiums due thereon paid or accrued, the policies of insurance, or renewals thereof, in the amounts set forth in Exhibit 3.17 attached hereto, which Exhibit constitutes a full and complete list of all policies of insurance to which Seller is a party. Seller has delivered to Buyer true, correct and complete copies of each such insurance policy.

         3.18 Licenses. Except for licenses by Seller in connection with its motor vehicle, there are no registrations, licenses, permits, approvals, qualifications, or the like issued or to be issued to Seller by any government or any governmental unit, agency, body, or instrumentality whether federal, state, local or other. To the best of the knowledge of Seller, no other registrations, licenses, permits, approvals, qualifications, or the like are necessary to conduct the business of Seller as it is now being conducted. No registration with, approval by, clearance from, or pre-notification to any governmental agency is required in connection with the execution and performance of this Agreement by Seller, except for a continuation of the existing Certificate of Occupancy and compliance with NJSA ss.13:1K-6, et seq.

         3.19 Broker, Finder or Agent. Seller have not expressly or implied, engage any broker, finder, or agent with respect to any transactions contemplated by this Agreement.

                                   ARTICLE IV
                                   ----------
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer represents and warrants to Seller that:

         4.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Power and Authority of Buyer; Execution of Agreement. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by and constitutes the valid and legally binding obligation of Buyer.

         4.3 Broker, Finder or Agent. Buyer has not expressly or implied engaged any broker, finder, or agent with respect to any transaction contemplated by this Agreement.

         4.4 Litigation. There is no litigation, action, suit, investigation, claim or proceeding at law or in equity before any federal, state, local or other governmental authority or any arbitration panel pending or to the best of its knowledge, threatened against Buyer which, if adversely decided, would affect the ability of Buyer to carry out its obligations under this Agreement.

         4.5 Buyer's Solvency. Buyer warrants that it has paid fair consideration for the assets purchased, that after the purchase of the assets and delivery of the Note and Security Agreement, Buyer will be solvent and able to pay its debts as they mature.

                                   ARTICLE V
                                   ---------

                            CONTINGENCIES TO CLOSING
                            ------------------------

         5.1 Contingencies. The following are contingencies to the closing of the transactions contemplated by this Agreement:

         (a) CONDITION PRECEDENT. Prior to closing, the Buyer shall conduct due diligence. The Buyer shall satisfy itself that the Seller's business conforms in material respects with the presentations and representation previously made by the Seller.

         (b) REPRESENTATIONS AND WARRANTIES: The Seller's and Buyer's representations and warranties set forth in Articles III and IV shall be and remain true, accurate and complete.

         (c) PURCHASE PRICE ALLOCATION: The Buyer and the Seller shall agree to the allocation of the purchase price;

         (d) FINANCING: The Buyer shall negotiate and secure appropriate financing commitments on terms satisfactory to Buyer. The proposed transactions are conditioned, however, on the Buyer obtaining financing on terms satisfactory to the Buyer;

         (e) ENVIRONMENT: The Buyer and Seller agree that prior to closing, Seller shall comply with NJSA ss.13:1K-6, et seq.;

         (f) APPROVALS: All necessary governmental approvals shall be obtained.

         (g) TITLE: the Seller shall have good and marketable title to all of the Acquired Assets;

         (h) CORPORATE AUTHORITY: That all corporate authorities necessary to sell and purchase the Seller's assets have been obtained;

         (i) CONTRACTS: All material contracts to which the Seller is a party are in full force and effect and may be properly enforced;

         (j) CONDITION OF ACQUIRED ASSETS: All Acquired Assets are in conditions suitable for their intended use;

         (k) COMPLIANCE: The Seller is in compliance with all governmental requirements and environmental regulations; and

         (l) MATERIAL ADVERSE CHANGE: No material adverse change in the business or financial condition of the Seller exists at the time of closing.

         5.2 Closing Defined. The "Closing" means the time at which Seller consummates the sale of the Acquired Assets to Buyer by delivery of the documents referred to in Section 5.2 below, against delivery by Buyer at the Closing as provided for in Section 2.1. The Closing shall take place in the offices of Seller at 10:00 a.m. on October 30, 1996 (the "Closing Date"), or at such other time or location as shall be mutually agreed upon in writing by the parties hereto.

         5.3 Actions by Seller at Closing. At the Closing, in addition to any other documents specifically required to be delivered to Buyer by this Agreement, Seller shall deliver or cause to be delivered to Buyer, in form and substance satisfactory to Buyer and its counsel:

         (a) Certified copies of the resolutions of the Directors and Stockholders of Seller authorizing and approving this Agreement and the transactions contemplated hereby;

         (b) Good standing certificates for Seller from the Secretary of State of the State of New Jersey, dated not more than fifteen (15) days prior to the Closing;

         (c) Tax clearance certificate for Seller from the appropriate tax authority of the State of New Jersey, dated not more than fifteen (15) days prior to the Closing;

         (d) Lease Agreement by and between Plaza Realty Partnership and Buyer for the Facility in the form attached hereto as Exhibit 5.2(d);

         (e) Bill of Sale for the conveyance of all personal property and such other good and sufficient instruments of transfer and conveyance (the "Transfer Documents") as shall be required to vest effectively in Buyer all Seller's right, title and interest in and to the Acquired Assets. As of the Closing Date or immediately thereafter, Seller and Buyer shall have made arrangements to file for record such of the foregoing Transfer Documents as requested by Buyer; and

         (f) All corporate and other proceedings to be taken in connection with this Agreement and the transactions contemplated hereby and all documents incident thereto.

         5.4 Actions by Buyer at Closing. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Buyer shall deliver or cause to be delivered to Seller, in form and substance satisfactory to Seller and its counsel:

         (a) Payment of the Purchase Price in accordance with Section 2.2; and

         (b) All corporate and other proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto.

                                   ARTICLE VI
                                   ----------
                     INDEMNIFICATION AND CERTAIN AGREEMENTS
                     --------------------------------------
                                 AFTER CLOSING
                                 -------------

         6.1 Indemnification. (a) In accordance with the procedures set forth in Section 6.2 (if applicable), Seller shall indemnify Buyer against and hold it harmless from any loss, claim, damage or liability and any and all costs and expenses (including reasonable legal and accounting fees) related thereto resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or pursuant hereto, or from any non-fulfillment or breach or breach or default in the performance by Seller of any of the covenants or agreements made by Seller herein.

         (b) In accordance with the procedures set forth in Section 6.2 (if applicable), Buyer shall indemnify Seller against and hold it harmless from any loss, claim, damage or inability and any and all costs and expenses (including reasonable legal and accounting fees) relating thereto resulting from or arising out of: (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or pursuant hereto, or from any non-fulfillment or breach or default in the performance by Buyer of any of the covenants or agreements made by Buyer herein; and (ii) the ownership of the Acquired Assets or conduct of Buyer's business after the Closing Date, except as and to the extent responsibility therefor is otherwise allocated to Seller pursuant to the terms of this Agreement.

         6.2 Notice of Claim; Defense of Action. Each party agrees to give the other prompt written notice of any event, or any claim or assertion by a third party, of which it obtains knowledge, which could give rise to any damage, liability, loss, cost or expense as to which it may request indemnification under this Agreement, and, in the case of such third-party claims or assertions, each party will cooperate with the other in determining the validity of any such claim or assertion. The indemnifying party hereunder shall, upon written acknowledgment, given to the other party, of its full obligation to indemnify the other party (unless released from its indemnity obligation with respect thereto by the indemnified party) have the right to choose counsel (which must be reasonably satisfactory to the indemnified party) and to control and defend (and compromise or settle) any third-party suits or proceedings arising from claims or assertions for which indemnification will be had, and the party seeking indemnification (having the right, at its own expense, to employ additional counsel to assist counsel for the indemnifying party in the defense) shall cooperate fully in all respects with the party from whom indemnification will be forthcoming in any such defense, compromise or settlement, including, without limitation, by making available to the party from whom such indemnification is sought all pertinent information under the control of the party seeking indemnification. The party seeking indemnification will not compromise or settle any claim or assertion, or any action, suit or proceeding arising therefrom without prior written notice of such proposed settlement given to the party from whom indemnification is sought.

         6.3 Access to Properties and Records. Seller shall afford to the officers, attorneys, accountants, or other authorized representatives of Buyer free and full access to all of the assets, properties, books, and records of Seller in order to afford Buyer full opportunity of such review, examination, and investigation as Buyer shall desire to make of the affairs of Seller, and Buyer shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books), or other documentation or to obtain temporary possession of any thereof as may be reasonably necessary; and Seller shall furnish or cause to be furnished to Buyer such reasonable financial and operating data and other information as to its business, properties, and assets as Buyer or any of its directors, officers, attorneys, accountants, or other authorized representatives may request.

         6.4 Cooperation. Seller and Buyer each will cooperate and will use all reasonable efforts to have their agents and employees cooperate with each other, at Seller's or Buyer's reasonable request, as the case may be, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving the business of Seller or based upon contracts, understandings or acts of Seller which were in effect or occurred on, after, or prior to the Closing Date. Buyer will cooperate in good faith with Seller (at Seller's expense) in connection with the defense of any lawsuit or claim arising from liabilities not assumed by Buyer hereunder.

         6.5 Remediation. Seller shall complete any remediation requirements and provide a negative declaration or a no further action letter in accordance with NJSA ss.13:1K-6, et seq.

                                  ARTICLE VII
                                  -----------
                          SURVIVAL OF REPRESENTATIONS,
                          ----------------------------
                   WARRANTIES AND COVENANTS AND MISCELLANEOUS
                   ------------------------------------------

         7.1 Survival of Representations, Warranties and Covenants. All representations and warranties made by Seller in Article III hereof and by Buyer in Article IV hereof and the covenants contained in Articles II and VII hereof shall survive the Closing for three (3) years.

         7.2 Severability of Agreement. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenants and/or provision hereof. In the event that any provision of this Agreement shall be determined to be unlawful, such provision shall be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

         7.3 Notices. Service of all notices under this Agreement must be in writing and shall be sufficient if given personally or mailed via First Class Certified or Registered Mail, Return Receipt Requested, Postage Prepaid, or if given by commercial overnight courier delivery service, charges prepaid to the party involved at its respective address hereinafter set forth, or at such other address as such party may provide in writing from time to time in accordance with the provisions hereof. Any such notice mailed to such address shall be effective (1) if by mail, when deposited in the United States mail, duly addressed, provided the postmark thereon is applied by the United States Postal Service, otherwise upon receipt, or (2) if by overnight courier, one (1) day after being delivered to a commercial overnight delivery service, for the next day delivery, or the first business day after delivery to the commercial overnight delivery service, whichever is later, or (3) in all other cases, upon receipt.

If to Seller:                          80 Market Street
                                       Kenilworth, New Jersey 07033
                                       Attention:  Frank Criscitiello

If to Buyer:                           567-1 South Leonard Street
                                       Waterbury, Connecticut 06708
                                       Attention: Patrick A. DePaolo, Sr.

         7.4 Limitation of Rights and Remedies Under the Agreement. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, or corporation, other than Buyer and Seller, any rights or remedies under or by reason of this Agreement.

         7.5 Change of Name. At the time of Closing, Seller shall amend its Articles of Incorporation to change its name to a name dissimilar to "Christie Enterprises, Inc." and shall provide a fully executed Amendment for filing with the Secretary of State of Connecticut together with the filing fees.

         7.6 Non-Competition. Frank Criscitiello agrees that he will not, during the above term of his employment and for a period of three (3) years thereafter, within the United States of America, Canada, Mexico or Puerto Rico, directly or indirectly, individually or as an officer, director, partner, stockholder, proprietor, consultant or in any other capacity, engage in any business in competition with the business of Buyer or solicit the customers of Buyer for any purpose other than on behalf of Buyer. Frank Criscitiello further acknowledges, without limiting the right of Buyer to monetary damages for breach of this paragraph, that any such monetary damages would be inadequate and that Buyer shall in any proceeding be entitled to equitable relief, including an injunction. In

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

consideration for such covenant, Buyer agrees to pay Frank Criscitiello the sum of TEN THOUSAND DOLLARS ($10,000.00) payable in two (2) consecutive equal monthly payments of FIVE THOUSAND DOLLARS ($5,000.00) each commencing six (6) months from the date of closing until fully paid.

         7.7 Consulting. Buyer agrees to engage the services of Frank Criscitiello as a self-engaged business consultant, pursuant to the terms and provisions of the Consulting Agreement attached hereto as Exhibit 7.7.

         7.8 Lease of Premises. The obligations of Buyer hereunder are contingent upon the execution of the Lease set forth as Exhibit 5.3(d), hereto by and between Buyer and the owner of the premises described therein. Buyer hereby agrees that Seller may store finished goods inventory and raw material inventory on the leased premises for a period of three (3) months after the effective date of the Lease without charge.

         7.9 Accrued Holiday and Vacation Pay. Seller agrees to pay accruals of holiday and vacation pay.

         7.10 Consolidated Federal Income Tax Return/Issuance of Share. Discas, Inc. and Buyer agree to file consolidated federal income tax returns so long as the Promissory Note to Seller remains unpaid or unsatisfied. Discas, Inc. represents and warrants to Seller that it is authorized to issue twelve million (12,000,000) shares of voting common stock of a par value of $.0001, of which one million six hundred seventy thousand (1,670,000) shares are presently issued and outstanding together with warrants to purchase another one hundred thousand (100,000) of such shares. Discas, Inc. covenants and agrees that until the Promissory Note is paid or satisfied in full, that it will not issue additional shares of its common stock to the present holders thereof, except pursuant to the

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

outstanding warrants, without fair and adequate consideration being paid therefor.

         7.11 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

         7.13 Entire Agreement. Except as herein expressly set forth or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, this Agreement and the Exhibits attached hereto embody the entire agreement in relation to the subject matter hereof, and no other representations, warranties, covenants, understandings, or agreements, or otherwise, in relation thereto exist between the parties hereto.

         7.14 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal substantive laws of the State of New Jersey and of the United States of America.

         7.15 Exhibits. The Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                            SELLER: CHRISTIE ENTERPRISES, INC.

                                            By /s/ Frank Criscitiello
                                               ----------------------
                                                   Frank Criscitiello
                                                   Its President
                                                   Duly Authorized

                                            BUYER: CHRISTIE PRODUCTS, INC..

                                            By /s/ Patrick A. DePaolo, Sr.
                                               ---------------------------
                                                   Patrick A. DePaolo, Sr.
                                                   Its President
                                                   Duly Authorized

Read and Agreed:

/s/ Frank Criscitiello
----------------------
Frank Criscitiello

Dated: 10/30/96
       --------

Read and Agreed:

DISCAS, INC.

By /s/ Patrick A. DePaolo, Sr.
   ---------------------------
       Patrick A. DePaolo, Sr.
       Its President
       Duly Authorized

Dated: 10/30/96
       --------

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